Exhibit 10.6

NABRIVA THERAPEUTICS PLC

NONSTATUTORY SHARE OPTION AGREEMENT

GRANTED UNDER 2021 INDUCEMENT SHARE INCENTIVE PLAN

This Nonstatutory Share Option Agreement (this “Agreement”) is made between Nabriva Therapeutics plc, a public limited company organized under the laws of Ireland (the “Company”), and the Participant pursuant to the 2021 Inducement Share Incentive Plan (the “Plan”).

NOTICE OF GRANT

Name of optionee (the “Participant”):
Grant Date:
Number of Ordinary Shares subject to this option (“Shares”):
Option exercise price per Share:
Number, if any, of Shares that vest immediately on the grant date:
Shares that are subject to vesting schedule:
Vesting Start Date:
Final Exercise Date:

Vesting Schedule:

Vesting Date	Shares that Vest

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

(1) The number of shares is subject to adjustment for any changes in the Company’s capitalization as set forth in Section 9 of the Plan.

This Agreement includes this Notice of Grant and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A — General Terms and Conditions

Exhibit B — Notice of Nonstatutory Share Option Exercise

Exhibit C — Nabriva Therapeutics plc 2021 Inducement Share Incentive Plan

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

NABRIVA THERAPEUTICS PLC	PARTICIPANT	SPOUSAL CONSENT (if applicable)

Name:	Name:	Name:
Title:

Nonstatutory Share Option Agreement

2021 Inducement Share Incentive Plan

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.Grant of Option.

This Agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2021 Inducement Share Incentive Plan (the “Plan”), the number of ordinary shares of the Company (“Ordinary Shares”) set forth in the Notice of Grant (the “Shares”) at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”). Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

The option evidenced by this Agreement was granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement that is material to the Participant’s employment with the Company.

It is intended that the option evidenced by this Agreement shall not be an incentive share option as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth in the Notice of Grant (the “Vesting Schedule”). Notwithstanding the foregoing, to the extent that the Participant is a party to an employment agreement or other agreement with the Company that provides vesting terms that differ from the Vesting Schedule, the terms set forth in such employment agreement or other agreement shall prevail.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof.

3.Exercise of Option.
4.Form of Exercise. Each election to exercise this option shall be accompanied by a completed Notice of Nonstatutory Share Option Exercise in the form attached hereto as Exhibit B, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share.
5.Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant to, the Company or any other entity the service providers of which are eligible to receive option grants under the Plan (an “Eligible Participant”).
6.Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.
7.Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.
8.Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s service relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination.  If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her service relationship by the Company for Cause, and the effective date of such termination is subsequent to the date of the delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service relationship shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate immediately upon the effective date of such termination).  If the Participant is party to an employment, consulting or severance agreement with the Company or subject to a severance plan maintained by the Company, in either case, that contains a definition of “cause” for termination of service, “Cause” shall have the meaning ascribed to such term in such agreement or plan.  Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive.  The Participant’s service relationship shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Participant’s termination of service, that termination for Cause was warranted.
9.Tax Matters.

10.Acknowledgements. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of this option and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant ("Tax-Related Items") relating to the option. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s Tax-Related Items that may arise in connection with the grant, vesting, exercise and/or settlement of the option, the subsequent sale of Ordinary Shares acquired pursuant to such option and the receipt of dividends on Ordinary Shares acquired pursuant to such option. The Participant acknowledges that the Company is under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction
11.Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes (or equivalent in jurisdictions outside the United States, as applicable) required by law to be withheld in respect of this option.
12.Nontransferability of Option; Clawback. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant. In accepting this option, the Participant agrees to be bound by any clawback policy that the Company has adopted or may adopt in the future.
13.Rights as a Shareholder. The Participant shall have no rights as a shareholder of the Company with respect to any Ordinary Shares that may be issuable with respect to the option until the issuance of the Ordinary Shares to the Participant following the exercise of the option.
14.No Right to Continued Service/No Compensation for Loss. The Participant acknowledges and agrees that this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company. Under no circumstances will the Participant ceasing to be an employee of the Company be entitled to compensation for any loss of any right or benefit or prospective right or benefit under the Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever
15.Provisions of the Plan. This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is attached hereto as Exhibit C.
16.Governing Law. This Agreement shall be governed by, except to the extent preempted by other applicable laws (1) with respect to the corporate law requirements applicable to the Company, the validity and authorization of the issuance of Ordinary Shares under the Plan and similar matters, the laws of Ireland (without reference to conflict of law principles thereof) and (2) with respect to all other matters relating to the Plan and Awards, the laws of the State of Delaware, excluding choice-of-law principles of the law of that state.

EXHIBIT B

Notice of Nonstatutory Share Option Exercise

[DATE]

Nabriva Therapeutics plc
25 — 28 North Wall Quay

Dublin 1

Ireland

Dear Sir or Madam:

I am the holder of a Nonstatutory Share Option granted to me under the Nabriva Therapeutics plc. (the “Company”) 2021 Inducement Share Incentive Plan on ________ for the purchase of ________ ordinary shares of the Company at a purchase price of $ ________ per share.

I hereby exercise my option to purchase ________ ordinary shares (the “Shares”), for which I have enclosed payment in the amount of ________, the aggregate purchase price for the Shares. Please register my share certificate as follows:

Name(s):

Address:

Very truly yours,

[Name]

EXHIBIT C

NABRIVA THERAPEUTICS PLC 2021 INDUCEMENT SHARE INCENTIVE PLAN